Exhibit 99.1
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For Immediate Release

Contact:   Alfred C. Angelone
            Chairman & CEO
            ASA International Ltd.
            www.asaint.com
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            508-626-2727

     ASA INTERNATIONAL LTD. REPORTS 2003 FOURTH QUARTER AND YEAR END RESULTS




FRAMINGHAM, MA, March 30, 2004 ASA INTERNATIONAL LTD. (NASDAQ: ASAA) today announced its results for the fourth quarter and year ended December 31, 2003:

Revenues for the fourth quarter of 2003 were $3,859,000 compared with $4,144,000 in the fourth quarter of 2002.

The loss from operations was $444,000 for the fourth quarter of 2003, compared to a loss from operations of $264,000 for the fourth quarter of 2002.

Net earnings for the fourth quarter of 2003 were $270,000, or $.14 per basic and diluted share, compared with a net loss of $98,000, or $(.05) per basic and diluted share, for the fourth quarter of 2002. A pretax gain of $654,000 on the sale of an office building is included in the net earnings for the fourth quarter of 2003.

Revenues for the year ended December 31, 2003 were $15,916,000 compared with $16,056,000 for 2002.

The loss from operations for the year 2003 was $1,647,000, compared to earnings from operations of $295,000 for 2002.

The net loss for the year ended December 31, 2003 was $515,000, or $(.25) per basic and diluted share, compared with net earnings of $408,000 or $.12 per basic and $.11 per diluted share, for 2002.

All per share amounts reflect the May 30, 2003 reverse/forward split of ASA's common stock that resulted in a one-for-two-reverse split and a cash-out of shareholders who held fewer than 200 shares.


About ASA International Ltd.


Since its inception in 1969, ASA International Ltd., has been designing, developing and implementing enterprise software solutions coupled with services and on-going support to hundreds of businesses in North America, South America, and Europe. ASA specializes in providing enterprise business-to-business software solutions and value-added services to vertical markets. ASA enterprise solutions enable its customers to achieve maximum return on their information technology investment because they provide the tools to simplify the processes required to plan, manage, and control the entire business life-cycle.


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This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions, and the risk factors detailed in the company's periodic reports and registration statements filed with Securities and Exchange Commission.

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